EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements on Form S-8 Nos. 33-23055, 33-33791, 33-64115, 333-11885, 333-16091,
333-118235, 333-147594, 333-161129, 333-161215 and 333-170821 of Becton, Dickinson and Company;

(2)	Registration Statements on Form S-3 Nos. 333-23559, 333-38193, 333-104019, 333-134143, 333-159102 and 333-183059 of Becton, Dickinson and Company; and

(3)	Registration Statement on Form S-4 No. 333-199830 of Becton, Dickinson and Company;

of our reports dated November 26, 2014, with respect to the consolidated financial statements of Becton, Dickinson and Company and the effectiveness of internal control over financial reporting of Becton, Dickinson and Company included in this Annual Report (Form 10-K) of Becton, Dickinson and Company for the year ended September 30, 2014.

/s/ ERNST & YOUNG LLP

New York, New York

November 26, 2014